EXHIBIT 99.1

Remote Knowledge and Muragai Enter Letter of Intent for Up to $10 Million

HOUSTON, May 8, 2008 (PRIME NEWSWIRE) -- Remote Knowledge, Inc., (Pink Sheets:RKNW) and Muragai, LLC jointly announced today that the parties have entered a Letter of Intent for an investment of up to $10 million in the form of a senior secured convertible loan. It is contemplated that this transaction will close before the end of the second quarter 2008.

Randy Bayne, Chief Executive Officer of Remote Knowledge, stated, "Remote Knowledge is excited to enter into this agreement with Muragai and work with its Principal, Mr. Stephen L. Way as the lead investor. His desire to take an active role in the future success of the company is a significant step towards achievement of our goals."

This letter of intent sets forth the general terms upon which Muragai, or its affiliates, and other investors will invest in Remote Knowledge, Inc. ("RKI") and advance funds to RKI in the form of a convertible loan ("the Loan"). The proceeds from the Loan will be used by RKI in furtherance of its business strategy of developing and marketing proprietary communications and data-management products for the marine industry.

Under terms of the the Loan, the Investors will extend a senior secured amount of up to $10 million to RKI. The Loan will be senior to any existing or future loans, indebtedness or other liability of RKI and will be secured by a first priority pledge of any and all current or future assets of RKI. The Loan conversion price and annual interest rate are subject to change based on the final results of the due diligence process and other factors.

On behalf of Muragai, Stephen Way commented, "After several months of due diligence, Muragai and our group of investors have made the commitment to lead funding of the proposed $10 million convertible loan. We have used both technical and financial consultants during this process and are comfortable that the risk reward profile fits our expectations."

About Remote Knowledge

Remote Knowledge is a developer and provider of satellite based high-speed Internet, voice, video, data-management and mobile marketing applications. Remote Knowledge's technologies unite with existing global terrestrial and satellite communications networks to deliver home or office like content and entertainment services to the marine leisure market, maritime commercial customers and marine sporting events around the world.

About Muragai LLC

Muragai, LLC is a private investment company based in Houston, Texas and a wholly owned subsidiary of SLW International, LLC. The Group currently has investments in several industries including, insurance, oil & gas, real estate and technology.

This information contains forward-looking statements that relate to our business. Such statements are not guarantees for future performance, and actual results could differ materially from those expressed or implied in such statements as a result of certain factors. All statements, other than statements of historical facts, included in this information that address activities, events or developments that we expect, believe, intend or anticipate will or may occur in the future, including the following matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These forward looking statements are subject to risks and uncertainties, including those associated with the availability of additional financing on favorable conditions; general economic; market and business opportunities that may be presented to and pursued by us; changes in laws or regulations; and successful exploitation of our market opportunities. Significant factors that could prevent us from achieving our stated goals include our inability to obtain financing for research and development, manufacturing, and marketing expenditures, our inability to compete against existing or future competitors, a substantial increase in the cost of our products; declines in the market prices for our products; and adverse changes in our target markets. We undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:  Remote Knowledge
          Investor Contact:
          Randy S. Bayne
          281-599-4949
          Randy.Bayne@rkiq.com